Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 15, 2017 relating to the consolidated financial statements of Omaha Topco Ltd (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the lack of comparability of Predecessor and Successor financial information due to a different cost basis), appearing in the Prospectus which is part of Registration Statement No. 333-222310.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

January 29, 2018